Exhibit 99.1

FOR IMMEDIATE RELEASE Date Submitted: October 23, 2007 NASDAQ Symbol: FBMI	NEWS RELEASE Contact: Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

Firstbank Corporation Announces Fourth Quarter Cash Dividend

Alma, MI (FBMI) – Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced today that a $0.225 per share quarterly cash dividend will be paid December 6, 2007, to shareholders of record as of November 23, 2007.

The $0.225 per share cash dividend remains unchanged from the prior quarter. This rate, combined with the 5% stock dividend paid on December 31, 2006, represents a 5% increase in dividends per share compared to the year ago level.

Firstbank Corporation, headquartered in Alma, Michigan, including the July 1, 2007 acquisition of ICNB Financial Corporation, is a seven bank financial services company with assets of $1.4 billion and 52 banking offices serving Michigan's Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – Lakeview; Firstbank – St. Johns; Keystone Community Bank; and Firstbank – West Michigan.